Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Fairchild Semiconductor International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-200991, 333-191757, 333-183391, 333-177790, 333-170397, 333-164520, 333-157572, 333-107342, and 333-148809) on Form S-8 of Fairchild Semiconductor International, Inc. of our reports dated February 25, 2016, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to the design and operating effectiveness of controls over the safeguarding of cash, as to which the date is August 17, 2016, with respect to the consolidated balance sheets of Fairchild Semiconductor International, Inc. and subsidiaries as of December 27, 2015 and December 28, 2014, and the related consolidated statements of operations, comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 27, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 27, 2015, which reports appear in the December 27, 2015 annual report on Form 10-K/A of Fairchild Semiconductor International, Inc.

Our report dated February 25, 2016, except for the restatement as to the effectiveness of internal control over financial reporting for the material weakness related to the design and operating effectiveness of controls over the safeguarding of cash, as to which the date is August 17, 2016, on the effectiveness of internal control over financial reporting as of December 27, 2015, expresses our opinion that Fairchild Semiconductor International, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 27, 2015 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that there is a material weakness related to the design and operating effectiveness of controls over the safeguarding of cash.

/s/ KPMG LLP

Boston, Massachusetts

August 17, 2016